Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 16 TO CREDIT AGREEMENT

This AMENDMENT NO. 16 TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2022 between FLEXSHOPPER 2, LLC (the “Company”), Powerscourt Investments 32, LP, as administrative agent (in such capacity, the “Administrative Agent”) and as a lender (the “Lender”).

BACKGROUND

WHEREAS, the Company, the Administrative Agent, Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”) and various lenders from time to time party thereto are party to a certain Credit Agreement, dated March 6, 2015 (as amended, supplemented and otherwise modified as of the date hereof, the “Credit Agreement”);

WHEREAS, the parties to the Credit Agreement desire to amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.	Defined Terms. Capitalized definitional terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.	Amendment to the Credit Agreement. Effective as of the date first written above, upon the satisfaction of the conditions set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

a.	The definitions of “Eligible Interest Rate Cap Agreement,” “LIBO Rate” and “LIBOR Disruption Event,” are hereby deleted in their entirety and the definitions set forth on Schedule I attached hereto are hereby inserted in the correct alphabetical order.

b.	Section 2.5 of the Credit Agreement is hereby amended by deleting subsections (a),

d	and (e) in their entirety and replacing subsections (a), (d) and (e) with the subsections (a) and (d) set forth on Schedule II attached hereto, respectively.

c.	Section 5.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the Section 5.17 set forth on Schedule III attached hereto.

d.	The table in Appendix A to the Credit Agreement is hereby deleted and replaced with the following:

Lender	Commitment
Powerscourt Investments 32, LP	$110,000,000
Total:	$110,000,000

3.	Reaffirmation of Credit Agreement, and Collateral Documents. After giving effect to this Amendment No. 16 and each of the other transactions contemplated hereby, all of the provisions of the Credit Agreement and each of the Collateral Documents shall remain in full force and effect and the Company, hereby ratifies and affirms the Credit Agreement and each Collateral Document and the Liens granted thereunder and acknowledges that the Credit Agreement and each Collateral Document have continued and shall continue in full force and effect in accordance with their terms.

4.	Effectiveness. This Agreement shall become effective as of the date first written above upon (i) delivery to the Administrative Agent of counterparts of this Agreement duly executed by each of the parties hereto, and (ii) receipt by the Administrative Agent on the date hereof of a fully earned and nonrefundable commitment increase fee in an amount equal to $65,187.82, in immediately available funds.

5.	Binding Effect; Ratification.

a.	The Credit Agreement, as amended hereby, remains in full force and effect. Any reference to the Credit Agreement from and after the date hereof shall be deemed to refer to the Credit Agreement as amended hereby, unless otherwise expressly stated.

b.	Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect and each is hereby ratified and confirmed by the parties hereto.

c.	The Company represents and warrants to the Lender that (a) each and every of its representations and warranties contained in Section 4 of the Credit Agreement, as amended hereby, are true and correct as of the date hereof and (b) no Event of Default or Default has occurred and is continuing and, immediately after the execution and delivery of this Amendment, no Event of Default or Default shall have occurred or be continuing.

d.	Notwithstanding anything to the contrary herein or in the Credit Document, by signing this Agreement, neither the Lender nor the Administrative Agent is waiving or consenting, nor has either of them agreed to waive or consent to in the future, the breach of (or any rights and remedies related to the breach of) any provisions of any of the Credit Documents.

e.	The Company agrees to promptly reimburse the Administrative Agent for all of the reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement and all other instruments, documents and agreements executed and delivered in connection with this Agreement.

6.	Miscellaneous.

a.	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

b.	The captions and headings used herein are for convenience of reference only and shall not affect the interpretation hereof.

c.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

d.	Executed counterparts of this Agreement may be delivered electronically.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ADMINISTRATIVE AGENT and LENDER:

POWERSCOURT INVESTMENTS 32, LP

By:	Powerscourt Investments GP, LLC, as general partner
By:	Maples Fiduciary Services (Delaware) Inc., as managing member

By:	/s/ Scott Huff
Name:	Scott Huff
Title:	Authorized Signatory
October 17, 2022

COMPANY:

FLEXSHOPPER 2, LLC

By:	/s/ R.R.House
Name:	R.R.House, JR
Title:	CEO

(Amendment No. 16 to Credit Agreement)

Schedule I

Definitions

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR for such calculation plus (b) 0.11%; provided, that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero.

“Eligible Interest Rate Cap Agreement” means, at any time, an Interest Rate Cap entered into by the Borrower that meets all of the following conditions: (i) it is in substantially the form as is reasonably acceptable to the Administrative Agent and the Borrower; (ii) it has a fixed rate at the time of purchase of such Interest Rate Cap no greater than the applicable Maximum Interest Rate Strike Price; (iii) it designates “Term SOFR” as the floating rate option with a designated maturity of one month; (iv) it provides that any Interest Rate Cap Payments shall be made directly to the Collection Account; and (v) it includes an acknowledgment by the Interest Rate Cap Provider of the collateral assignment of the applicable Interest Rate Cap by the Borrower to the Administrative Agent, on behalf of the Lenders.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Disruption Event” means, with respect to any Interest Period, any of the following: (i) a determination by any Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to make, fund or maintain Loans by reference to Term SOFR during such Interest Period, (ii) the failure of the source listed in the definition of “Term SOFR” to publish the Term SOFR Rate for the related Interest Accrual Period, or (iii) a determination by any Lender acting reasonably that Term SOFR does not accurately reflect the cost to such Person of making, funding or maintaining its Loans for such Interest Period.

“Term SOFR” shall mean with respect to any Interest Period, the Term SOFR Reference Rate for a one- month interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of each calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

Schedule II

Section 2.5

(a) Except as otherwise set forth herein, the Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the Adjusted Term SOFR for such period (unless a Term SOFR Disruption Event has occurred and is continuing, in which case such rate shall be the Prime Rate) plus the Applicable Margin.

(d) Paying Agent shall provide to Company on each Interest Rate Determination Date the Adjusted Term SOFR.

(e) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances giving rise to a SOFR Disruption Event have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances giving rise to a SOFR Disruption Event have not arisen but the supervisor for the administrator of the SOFR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall negotiate in good faith to establish an alternate rate of interest to Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. For the avoidance of doubt, until such an amendment becomes effective, the Loans will continue to accrue interest in accordance with the terms of this Agreement.

Schedule III

Section 5.17

Interest Rate Cap Agreement. If Term SOFR in effect on any date is greater than or equal to 3.0%, the Borrower shall within thirty (30) days thereafter (i) enter into and maintain in full force and effect one or more Interest Rate Caps, each with an Eligible Interest Rate Cap Provider and each of which satisfies the definition of Eligible Interest Rate Cap Agreement and the aggregate notional amount of which, when taken together, is at least equal to the aggregate Commitments, and shall comply with the terms thereof, and (ii) assign to the Administrative Agent, for the equal and ratable benefit of the Administrative Agent and Lenders, all of the Borrower’s right and title to and interest in each Interest Rate Cap, such that the Administrative Agent shall have the right to enforce the Borrower’s rights and remedies under each Interest Rate Cap for the benefit of the Administrative Agent and the Lenders, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates, to perform any of the obligations of the Borrower under an Interest Rate Cap Agreement, which collateral assignment shall terminate upon the repayment of all amounts owing under this Agreement; provided, however that if (i) any Interest Rate Cap Provider ceases to be an Eligible Interest Rate Cap Provider or (ii) any Interest Rate Cap Provider fails to make a payment when due under the applicable Interest Rate Cap, the Borrower shall within thirty (30) days (x) cause such Person to assign its obligations under the related Interest Rate Cap to a new Eligible Interest Rate Cap Provider or (y) obtain a substitute Eligible Interest Rate Cap Agreement with an Eligible Interest Rate Cap Provider, including the related Eligible Interest Rate Cap Provider’s acknowledgment of the collateral assignment by the Borrower to the Administrative Agent of such Eligible Interest Rate Cap Agreement.